EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                              BIOSENSOR CORPORATION



         The undersigned, Chief Executive Officer, hereby states that the Directors and Shareholders of the Corporation unanimously agreed on May 25, 1999, to amend and restate the Articles of Incorporation of Biosensor Corporation. Such Restated Articles of Incorporation to supercede the original articles and all previous amendments thereto:

                                    ARTICLE I

         The name of this corporation is BIOTEL, Inc.

                                   ARTICLE II

         The registered office of this corporation is Messerli & Kramer, P.A., 150 South Fifth Street, Suite 1800, Minneapolis, Minnesota 55402. The agent at that address is Kevin S. Spreng.

                                   ARTICLE III

         The number of shares of common stock which this corporation shall have the authority to issue is Ten Million (10,000,000) shares with a stated par value of one cent ($.01) per share. The number of shares of preferred stock which this corporation shall have the authority to issue is Two Million (2,000,000) shares with a stated par value of ($.01) per share. The Board of Directors may, from time to time, establish by resolution different classes or series of shares and may fix the rights and preferences of said shares in any class or series. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion or its outstanding shares.

                                   ARTICLE IV

         No shareholder of this corporation shall have any preemptive rights. No shareholder shall be entitled to any cumulative voting rights.


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                                    ARTICLE V

         The affirmative vote of the holders of a majority of the voting power of the shares represented and voting at a duly held meeting of the shareholders of this corporation is required for an action of the shareholders, except where Minnesota Statues, Chapter 302A, require the affirmative vote of a majority of the voting power of all voting shares. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits, or conversion of its outstanding shares.

                                   ARTICLE VI

         The number of directors of this corporation shall be fixed in the manner provided in the Bylaws.

                                   ARTICLE VII

         Any action required or permitted to be taken at a meeting of the Board of Directors of this corporation not needing approval by the shareholders under Minnesota Statutes, Chapter 302A, may be taken in written action signed by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors were present.

                                  ARTICLE VIII

         No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Sections 302A.599 and 80A.23 of the Minnesota Statutes; (iv) for any transactions from which the director derived any improper personal benefit; (v) for any act or omission occurring prior to the date when this provision becomes effective.

         The provisions of this Article VIII shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.

         If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended.

         IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of May, 1999.

                                        /s/ Ronald G. Moyer
                                        ----------------------------------------
                                        Ronald G. Moyer





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